Exhibit 99.1

Trovagene to Present at 27th Annual Piper Jaffray Healthcare Conference and Attend Evercore ISI Investor Conference

SAN DIEGO, CA — November 25, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today announced that Chief Executive Officer Antonius Schuh, Ph.D., is scheduled to present a corporate overview at the 27th Annual Piper Jaffray Healthcare Conference.

Trovagene is scheduled to present at the 27th Annual Piper Jaffray Healthcare Conference at the New York Palace Hotel in New York on Tuesday, December 1, 2015 at 1:30 p.m. EST. Mr. Schuh will be available for one-on-one meetings during the conference. The presentation will be webcast live at http://edge.media-server.com/m/p/9j7vamhv and can also be accessed through the investor relations page at www.trovagene.com. A replay of the presentation will be available at www.trovagene.com and will be archived for 90 days.

In addition, Trovagene’s Chief Scientific Officer, Mark Erlander, Ph.D., will be available for one on one meetings at the Evercore ISI MedTools and Outsourcing Investor Forum on December 2-3, in Boston, MA.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992